AMENDMENT TO

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

PIMCO FUNDS

650 Newport Center Drive

Newport Beach, California 92660

AMENDMENT, dated June 29, 2020, to the Amended and Restated Sub-Advisory Agreement entered into on December 20, 2013 (the “Agreement”), by and between Pacific Investment Management Company LLC (the “Adviser”) and Research Affiliates, LLC (the “Sub-Adviser”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Adviser has been retained by PIMCO Funds (the “Trust”) as investment adviser to provide investment advisory services to the series of the Trust, including the series listed on Exhibit A attached to the Agreement and made a part thereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), pursuant to the Investment Advisory Agreement;

WHEREAS, the Adviser has retained the Sub-Adviser to assist the Adviser in providing Advisory Services in connection with the Funds;

WHEREAS, the Agreement by its terms may be amended or modified by a writing signed by duly authorized officers of both parties; and

WHEREAS, the Adviser wishes to amend the Agreement to retain the Sub-Adviser to assist the Adviser in providing Advisory Services for three additional series of the Trust, the PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

I.           The Adviser hereby appoints the Sub-Adviser to provide Advisory Services, as defined and specified in the Agreement, in connection with the PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund, each a series of the Trust, and the Sub-Adviser hereby accepts such appointment and agrees to render the services set forth in the Agreement, the terms and conditions of which being hereby incorporated herein by reference, as amended by this Amendment.

II.          Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

III.        All ® symbols following the terms “Fundamental Index” and “RAFI” in the Agreement are hereby deleted in their entirety and replaced with ™ as follows:

Fundamental Index™

RAFI™

IV.        The second, third, and fourth WHEREAS clauses of the Agreement are hereby deleted in their entirety and replaced as follows:

WHEREAS, except with respect to PIMCO All Asset: Multi-Real Fund, PIMCO All Asset: Multi-RAE PLUS Fund and PIMCO All Asset: Multi-Short PLUS Fund (each, a “PAPS All Asset Fund” and collectively, the “PAPS All Asset Funds”), each Fund seeks to achieve its investment objective by investing under normal circumstances in derivatives based on an index developed by Research Affiliates, LLC, a California limited liability company (the “Sub-Adviser”), as each index is listed on Exhibit A attached hereto, as may be amended from time to time (each an “Index”), backed by a portfolio of fixed income instruments;

WHEREAS, except with respect to the PAPS All Asset Funds, the Sub-Adviser provides investment advisory services in connection with each Fund’s use of its Index by, among other things, providing the Adviser, or counterparties designated by Adviser, with access to the composition of the Index, including constituent names and weighting, for purposes of developing Index derivatives;

WHEREAS, the Adviser wishes to retain the Sub-Adviser to assist the Adviser in providing investment advisory services (“Advisory Services”) in connection with the Funds including, but not limited to, determining, for the PIMCO All Asset: Multi-Real Fund, the target mix of Real Asset exposures for a portion of such Fund’s portfolio, for the PIMCO All Asset: Multi-RAE PLUS Fund, the target mix of long and short equity exposures for a portion of such Fund’s portfolio, and for the PIMCO All Asset: Multi-Short PLUS Fund, the target mix of short equity exposures for such Fund’s portfolio (such target exposures collectively, the “Target Exposures”) (such portions, the “Sub-Advised Portions”);

V.         The fourth sentence of Section 1 of the Agreement is hereby deleted in its entirety and replaced as follows:

The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions applicable to the Funds as specified in the currently effective prospectuses or offering memoranda, as applicable, (each a “Prospectus” and collectively the “Prospectuses”) for the Trust included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and/or the Securities Act of 1933, as amended (the “1933 Act”), as applicable.

VI.        The first sentence of paragraph (b) of Section 4 of the Agreement is hereby deleted in its entirety and replaced as follows:

As part of its Advisory Services to each Fund other than the PAPS All Asset Funds, the Sub-Adviser shall provide the Adviser with access to constituent names and weighting of the relevant Index for each Fund, as listed on Exhibit A attached hereto as amended from time to time, based on the Sub-Adviser’s fundamental analysis process.

VII.      The following is hereby added to Section 4 of the Agreement after paragraph (b), and the remaining paragraphs of Section 4 are re-lettered accordingly:

(c)        Consistent with the investment objectives, policies and restrictions applicable to each PAPS All Asset Fund and as stated in the PAPS All Asset Funds’ Registration Statement, the Sub-Adviser shall be responsible for providing the Adviser with a Target Exposure for each strategy of the Sub-Advised Portions, as further described in the Funds’ Registration Statement. Such Target Exposure shall include, without limitation, the information described in Section 4(g) below. Additionally, the Sub-Adviser shall provide the Adviser with instructions as to the frequency and timing of rebalancing a Fund’s Sub-Advised Portion, as applicable, to track the appropriate Target Exposure.

VIII.     The following is hereby added to the end of Section 4 of the Agreement:

(g)        The Sub-Adviser will communicate to the Adviser a Target Exposure for each Sub-Advised Portion with such frequency as deemed by the Sub-Adviser to be necessary or appropriate and at the reasonable request of the Adviser. Each Target Exposure shall include at least the following information: (i) the name of the Fund; (ii) the constituent securities; (iii) the identifiers for such constituent securities; (iv) the number of constituent securities comprising the Target Exposure; (v) the weights to be applied to such constituent securities; and (vi) such other information as the Sub-Adviser may reasonably believe is necessary to communicate to the Adviser for purposes of fulfilling the Sub-Adviser’s obligations to the Adviser, on behalf of the Sub-Advised Portion, as applicable, under this Agreement.

(h)        For each PAPS All Asset Fund, the Sub-Adviser will promptly review all account reconciliation documents, such as: (i) reports of current security holdings in the Sub-Advised Portion; (ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the PAPS All Asset Fund’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the PAPS All Asset Fund, the Adviser or any service provider thereto (such as the PAPS All Asset Fund’s custodian) and will report any errors or discrepancies in such reports to the PAPS All Asset Fund or its designee within three business days after discovery of such discrepancies.

(i)        The Sub-Adviser will manage each PAPS All Asset Fund’s Sub-Advised Portion in coordination with the Adviser’s management of such PAPS All Asset Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and regulations issued thereunder.

IX.       Paragraph (c) of Section 7 of the Agreement is hereby deleted in its entirety and replaced as follows:

(c)        If any investment company, separate account, sub-advised account, other pooled vehicle or other account, which is sponsored or advised by the Adviser and sub-advised by the Sub-Adviser pursuant to an agreement wherein the Sub-Adviser is primarily responsible for the day-to-day management of the portfolio (“PIMCO Managed Account”), including, without limitation, PIMCO All Asset Fund, PIMCO All Asset All Authority Fund and PIMCO All Asset Portfolio invests in a Fund, the Sub-Adviser shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of the PIMCO Managed Account invested in a Fund. For the avoidance of doubt, any assets of a PIMCO

Managed Account invested in a Fund shall be excluded when the Fund’s net assets are valued for the purpose of calculating fees payable pursuant to the fee schedule set forth in Exhibit A attached hereto, as may be amended from time to time. For the avoidance of doubt, PIMCO Managed Accounts do not include investment companies, separate accounts, sub-advised accounts, other pooled vehicles or other accounts for which the Sub-Adviser is not primarily responsible for the day-to-day management of the account’s portfolio, regardless of whether the Sub-Adviser serves as a sub-adviser with respect to the account. For purposes of clarity, the Sub-Adviser would not be considered to be “responsible for the day-to-day management” if the Sub-Adviser’s services are limited to a component of the overall strategy and the Sub-Adviser does not have primary management responsibilities for the Fund as a whole. For additional clarity, the Adviser’s management of a collateral portfolio or implementation of the Sub-Adviser’s target allocations could result in the Sub-Adviser being responsible for the day-to-day management of a Fund. For additional clarity, the Adviser’s management of a collateral portfolio or implementation of the Sub-Adviser’s target allocations could result in the Sub-Adviser being responsible for the day to day management of a Fund. An example of services related to a component of the overall strategy would include providing index constituents and weights for proprietary strategies or exposures that are or may be utilized by a Fund.

X.         The information provided under “If to Research Affiliates:” in Section 21 of the Agreement is hereby deleted in its entirety and replaced as follows:

Asher Ailey

Chief Legal Officer

620 Newport Center Drive, Suite 900

Newport Beach, CA 92660

Phone: (949) 325-8731

Fax: (949) 325-8931

 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:       __________________________

Title:    Managing Director, Co-Chief Operating Officer

RESEARCH AFFILIATES, LLC

By:    __________________________

Title:

EXHIBIT A

(as of June 29, 2020)

Fund	Index	Fee Rate (Average Daily Net Assets of Fund)	Fund Assets Under Management (Millions)[1]
PIMCO RAE PLUS EMG Fund	Enhanced RAFI™ Emerging Markets Index	0.12%	All net assets
PIMCO RAE Low Volatility PLUS EMG Fund	Research Affiliates Emerging Markets Low Volatility Equity Income Index	0.10%	All net assets
PIMCO Fundamental Advantage PLUS Fund	Enhanced RAFI™ US Large Index	0.12%	All net assets
PIMCO RAE PLUS Fund	Enhanced RAFI™ US Large Index	0.08%	All net assets
PIMCO RAE PLUS International Fund	Enhanced RAFI™ International Large Index	0.10%	All net assets
PIMCO RAE Low Volatility PLUS International Fund	Research Affiliates International Low Volatility Equity Income Index	0.10%	All net assets
PIMCO RAE PLUS Small Fund	Enhanced RAFI™ US Small Index	0.10%	All net assets
PIMCO RAE Low Volatility PLUS Fund	Research Affiliates U.S. Low Volatility Equity Income Index	0.08%	All net assets
PIMCO RAE Worldwide Fundamental Advantage	RAFI™ Country Neutral L/S Global Index	0.145%	$0—$250 of net assets

1 As calculated pursuant to Section 7 of this Agreement. For the avoidance of doubt, any assets of a PIMCO Managed Account (as defined in the Agreement) invested in the Fund shall be excluded when the Fund’s net assets are valued for the purpose of calculating fees payable pursuant to the rates of compensation set forth herein.

Fund	Index	Fee Rate (Average Daily Net Assets of Fund)	Fund Assets Under Management (Millions)[1]

PLUS Fund		0.17%	Over $250— $1,000 of net assets
		0.195%	Over $1,000 of net assets
PIMCO RAE Worldwide Long/Short PLUS Fund

Blend of:

Research Affiliates U.S. Low Volatility Equity Income Index (“U.S. Index”)

Research Affiliates International Low Volatility Equity Income Index (“International Index”)

Research Affiliates Emerging Markets Low Volatility Equity Income Index (“Emerging Markets Index”)

The fee will be determined based on the following formula: (40% U.S. Index fee rate (0.08%) + 40% International Index fee rate (0.10%) + 20% Emerging Markets Index fee rate (0.10%)) x 150%.

Based on current Index fee rates (as specified in the table above), the blended fee for the Fund is: 0.138%

			All net assets
PIMCO All Asset: Multi-Real Fund	N/A	0.125%	All net assets
PIMCO All Asset: Multi-RAE PLUS Fund	N/A	0.125%	All net assets
PIMCO All Asset: Multi-Short PLUS Fund	N/A	0.125%	All net assets

Fund	Index	Fee Rate (Long Only Notional Value of Fund’s RAFI™ Derivatives on Index)
PIMCO Multi- Strategy Alternative Fund	Enhanced RAFI™ US Large Index	0.08%
	Research Affiliates U.S. Low Volatility Equity Income Index	0.08%
	Research Affiliates Emerging Markets Low Volatility Equity Income Index	0.10%
	Research Affiliates International Low Volatility Equity Income Index	0.10%
	RAFI™ Country Neutral L/S Global Index	0.145%